EXHIBIT 99.1

News Release

Contact:
James M. Sullivan
Executive Vice President and Chief Financial Officer
+1 414-319-8509

JOY GLOBAL ANNOUNCES SECOND QUARTER
FISCAL 2015 OPERATING RESULTS AND HARD ROCK MINING ACQUISITION

Milwaukee, WI - June 4, 2015 - Joy Global Inc. (NYSE: JOY), a worldwide leader in high-productivity mining solutions, today reported second quarter fiscal 2015 results.

Second Quarter Summary

•	Bookings $745 million, down 29 percent from a year ago

•	Service bookings $595 million, down 15 percent from a year ago

•	Net sales $810 million, down 13 percent from a year ago

•	Earnings per diluted share $0.40, compared to $0.73 a year ago

•	Excluding pension settlement and restructuring charges of $24 million, adjusted earnings per diluted share $0.59, compared to $0.76 a year ago

•	Completed €110 million acquisition of Montabert in June, an underground hard rock mining equipment and service provider

Second Quarter Operating Results

"The company’s fiscal second quarter results reflect increasing pressure on our end-markets from continued oversupplied conditions and sequentially declining commodity pricing," said Ted Doheny, President and Chief Executive Officer. "While our operational execution in the quarter was in line with our expectations, the incoming order rate, in particular in the U.S. coal and global copper markets slowed as customers further reduced capital expenditures and deferred maintenance on their mining equipment fleets. We continue to invest in our service business to respond quickly and more efficiently to our customer’s needs and are taking steps to accelerate the optimization of our global manufacturing and service footprint."

Montabert Acquisition

"Despite tough markets, we remain committed to taking prudent actions to improve our business during this cyclical downturn and bolster our strategic position to be a first tier supplier to the underground hard rock mining market. In this regard, we are pleased to announce our acquisition of Montabert S.A.S. (Montabert) from Doosan Holding France S.A.S. Montabert specializes in the design, production and distribution of high quality hydraulic rock breakers, pneumatic equipment, drilling attachments, drifters and related parts and tools. This acquisition represents an important step in expanding product and service capabilities for hard rock mining, tunneling and rock excavation, further diversifying the company's commodity and end market exposures. The Montabert product line will complement our existing fleet of hard rock equipment and leverages our global service center infrastructure providing long-term value to our shareholders," continued Doheny.

The Company closed on its purchase of Montabert on June 1, 2015 for €110 million, subject to a working capital adjustment. Net sales for the last twelve months ended March 31, 2015 for Montabert were approximately $100 million. This acquisition was partially funded through funds borrowed under our Revolving Credit Agreement, with the remainder funded from cash on hand.

Bookings - (in millions)
	Quarter Ended
	May 1, 2015	May 2, 2014	% Change
Segment:
Underground	$438	$488	(10)%
Surface	344	601	(43)%
Eliminations	(37)	(41)
Total Bookings by Segment	$745	$1,048	(29)%

Product:
Service	$595	$697	(15)%
Original Equipment	150	351	(57)%
Total Bookings by Product	$745	$1,048	(29)%

Consolidated bookings in the second quarter totaled $745 million, a decrease of 29 percent versus the second quarter of last year. Original equipment orders decreased 57 percent while service orders were down 15 percent compared to the prior year. Current quarter bookings were reduced by $33 million from the impact of foreign currency exchange movements versus the year ago period, a $9 million decrease for original equipment and a $24 million decrease for service bookings. When adjusting for foreign currency exchange, orders were down 26 percent compared to the second quarter of last year, with original equipment orders down 55 percent and service orders down 11 percent.

Bookings for underground mining machinery decreased 10 percent in comparison to the second quarter of last year. Original equipment orders decreased 11 percent compared to the prior year. Original equipment orders increased in North America and Africa, but were more than offset by declines in all other regions. Service orders decreased 10 percent compared to the prior year, with increases in Australia and China more than offset by decreases in all other regions. Orders for underground mining machinery were reduced by $25 million from the impact of foreign currency exchange compared to the second quarter of last year.

Bookings for surface mining equipment decreased 43 percent in comparison to the second quarter of last year. Original equipment orders decreased 87 percent compared to the prior year, which included a multiple shovel order for an oil sands customer. Original equipment orders decreased in all regions except Eurasia. Service orders decreased 18 percent compared to the prior year, with declines in all regions except Latin America, which was flat, and China. Orders for surface mining equipment were reduced by $8 million from the impact of foreign currency exchange compared to the second quarter of last year.

Backlog at the end of the second quarter was $1.26 billion, down from $1.33 billion at the beginning of the year.

Net Sales - (in millions)
	Quarter Ended
	May 1, 2015	May 2, 2014	% Change
Segment:
Underground	$424	$518	(18)%
Surface	423	444	(5)%
Eliminations	(37)	(32)
Total Net Sales by Segment	$810	$930	(13)%

Product:
Service	$595	$656	(9)%
Original equipment	215	274	(21)%
Total Net Sales by Product	$810	$930	(13)%

Consolidated net sales totaled $810 million, a 13 percent decrease versus the second quarter of last year. Original equipment sales decreased 21 percent and service sales decreased 9 percent compared to the prior year. Current quarter net sales were reduced by $30 million from the impact of foreign currency exchange movements versus the year ago period. When adjusting for foreign currency exchange, sales were down 10 percent compared to the second quarter of last year with original equipment sales down 20 percent and service sales down 5 percent.

Net sales for underground mining machinery decreased 18 percent in comparison to the second quarter of last year. Original equipment sales decreased 31 percent compared to the prior year, with increases in North America and Africa more than offset by decreases in all other regions. Service sales decreased 12 percent compared to the prior year, with a slight increase in North America more than offset by decreases in all other regions. Net sales for underground mining machinery were reduced by $20 million from the impact of foreign currency exchange compared to the second quarter of last year.

Net sales for surface mining equipment decreased 5 percent in comparison to the second quarter of last year. Original equipment sales decreased 1 percent compared to the prior year, with increases in North America, Eurasia and China more than offset by declines in all other regions. Service sales decreased 6 percent compared to the prior year, with flat sales in Latin America more than offset by declines in all other regions. Net sales for surface mining equipment were reduced by $10 million from the impact of foreign currency exchange compared to the second quarter of last year.

Operating Income - (in millions)
	Quarter Ended
	May 1, 2015	May 2, 2014	Return on Sales
			2015	2014
Underground	$52.4	$71.3	12.4%	13.8%
Surface	62.4	83.5	14.7%	18.8%
Corporate Expenses	(11.8)	(13.6)
Eliminations	(8.7)	(10.2)
Adjusted Operating Income	94.3	131.0	11.6%	14.1%
Restructuring charges	(11.1)	(4.7)	(1.3)%	(0.5)%
Non-cash pension settlement charge	(12.9)	—	(1.6)%
Acquisition costs	—	(0.6)		(0.1)%
Total Operating Income	$70.3	$125.7	8.7%	13.5%

Operating income for the second quarter of fiscal 2015 totaled $70 million, compared to $126 million in the second quarter of fiscal 2014. The second quarter of 2015 included a negative impact of $24.0 million for restructuring charges and a non-cash pension settlement charge, compared to a $5.3 million negative impact in 2014 for restructuring charges and acquisition costs. The decrease in operating income, before restructuring, non-cash pension settlement charges and acquisition costs in both periods, was due to lower sales volumes, unfavorable product mix and increased period costs partially offset by savings from the company's cost reduction programs and lower incentive based compensation expense.

Restructuring activities continued in the quarter to better align the company's workforce and overall cost structure with current and expected future demand. Additional restructuring charges are expected in future periods as the Company continues to optimize its manufacturing footprint.

In conjunction with a recent UK law change, we recorded a non-cash pension settlement charge in the current quarter of $12.9 million resulting from certain members transferring their benefit out of the Company's defined benefit pension plan to a defined contribution plan.

Net Income and Earnings Per Share Reconciliation
	Quarter Ended
	May 1, 2015		May 2, 2014
	Dollars in millions	Fully Diluted EPS	Dollars in millions	Fully Diluted EPS
Operating profit	$70.3		$125.7
Interest expense, net	13.3		13.8
Income tax expense	18.3		37.9
Net Income and EPS	38.7	$0.40	74.0	$0.73
Add:
Restructuring charges, net of tax	7.6	0.08	3.5	0.03
Non-cash pension settlement charge, net of tax	10.3	0.10	—	—
Acquisition costs, net of tax	—	—	0.4	—
Net discrete tax charge	1.2	0.01	—	—
Deduct:
Net discrete tax benefits	—	—	0.6	—
Adjusted Net Income and Adjusted EPS	$57.8	$0.59	$77.3	$0.76

Fully diluted earnings per share for the second quarter of fiscal 2015 totaled $0.40, compared to $0.73 in the second quarter of fiscal 2014. The second quarter of fiscal 2015 included a negative impact of $0.19 per share for restructuring charges, the non-cash pension settlement charge and a net discrete tax loss, compared to $0.03 per share charge in the second quarter of fiscal 2014.

The effective income tax rate was 32.1 percent for the second quarter of fiscal 2015, compared to 33.9 percent in the second quarter of fiscal 2014. Excluding discrete tax items in both periods, the effective income tax rate was 30.0 percent and 34.4 percent in the second quarter of fiscal 2015 and 2014, respectively. The decrease in the effective tax rate for the quarter was primarily attributable to a change in the geographical mix of projected earnings.

Cash provided by continuing operations was $71 million for the second quarter of fiscal 2015, compared to $142 million provided by continuing operations in the second quarter of fiscal 2014. The decrease in cash from continuing operations during the second quarter versus the year ago period was primarily due to lower earnings and reduced cash from trade working capital.

Capital expenditures were $18 million in the second quarter of fiscal 2015, which was flat with the second quarter of fiscal 2014.

During the second quarter, the company did not repurchase any shares of its common stock. Since inception of the share repurchase program in the fourth quarter of fiscal 2013, the company has repurchased 9.8 million shares of its common stock for $533 million, leaving $467 million available under the current Board authorization.

Adjusted diluted earnings per share and adjusted net income metrics are non-GAAP measures that remove the effect of certain items and are provided to present consistency to aid investors in comparing our operating results across periods. These measures are not purported to be alternatives to diluted earnings per share or net income presented in accordance with GAAP.

Market Outlook

While global economic growth improved through the first four months of the calendar year, other economic and commodity indicators painted a mixed picture about the strength of end markets. Strengthening economic activity in the Eurozone was met by first quarter contraction in the U.S. of 0.7 percent as extreme weather and west coast port closures impacted trade and manufacturing. At the same time, Chinese growth cooled to 7.0 percent, which is the lowest level in six years. China has implemented significant monetary stimulus efforts in the form of reductions in both the reserve requirement ratio and lending rates over the last several months. Although global growth is still expected to be just over 3 percent this year supporting demand for mined commodities, there are several macroeconomic pressures that could increase and materially impact the growth profile.

Concerns around the strength of the global economy in the first quarter contributed to copper prices falling below $2.50 per pound at the end of January. Since that time, copper prices have recovered over 15 percent and are currently trending around $2.80 per pound as anticipated Chinese stimulus has helped to drive positive sentiment in the market. Although refined copper markets saw a 153,000 tonne surplus through February due to weak demand and are expected to remain in surplus this year, prices appear to have stabilized in the near-term as demand is expected to pick-up in the second half of the year. Longer-term, the copper project pipeline remains healthy as the expected return to a deficit position in the market is expected to support investment in the industry.

Pressure on U.S. coal markets has increased since February as natural gas prices have averaged $2.77/mmBtu over that period and natural gas powered electricity generation has grown nearly 20 percent from a year ago. Along with Mercury and Air Toxins Standards (MATs) regulations taking effect in April, U.S. coal burn has fallen nearly 35 million tons through March and is expected to decline at least 75 million tons this year. U.S. coal exports have also been challenged as a rising dollar and depressed seaborne prices have resulted in exports trending at their lowest run-rate since June 2011 with full-year exports now expected at 85 million tons. The combination of these forces is expected to reduce U.S. coal production at least 50 million tons this year, which is more than previously expected.

Challenges in the seaborne thermal coal market have increased in the last several months as prices drifted below $60 per tonne in some cases. While further supply rationalization is still needed to balance the market, the strengthening U.S. dollar along with lower oil prices has effectively lowered production costs for the Australian, Russian and Indonesian producers, slowing the supply adjustment process.

After trending around $115 per tonne for nearly a year, met coal prices have declined precipitously over the last two months reaching $85 per tonne. The primary driver has been a weak global steel market where production is down 1.8 percent through April. Global steel consumption was recently revised lower for 2015 to grow at 0.5 percent down from an earlier estimate of 2.0 percent. The decline in Chinese steel production has resulted in a 16 percent decline in met coal imports through April. Further exacerbating the oversupplied market has been the significant depreciation in several major producing regions’ currencies which similar to thermal coal has slowed the supply adjustment process.

The revised outlook for global steel markets has also impacted seaborne iron ore prices which fell below $50 per tonne during the second quarter. While prices have rebounded somewhat in recent weeks as signs of supply rationalization have been announced, they are trending around $55 per tonne, and absent a demand catalyst or a divergence from the expected ramp up in supply over the next two years, will likely remain at or near this level.

While global mining markets attempt to establish a trough, concern over end-user demand for commodities and oversupplied markets still persists. Although the expected medium-term recovery and expansion in the mining market may be closer, the near-term austerity measures and asset consolidation in the mining industry continue to adversely affect the business.

Company Outlook

"While we navigate through the downturn of this mining cycle, we remain committed to our growth strategies. Our acquisition of Montabert will further expand our underground hard rock product portfolio," continued Doheny. "We believe that the rock drill and rock breaker product lines are highly differentiated products complementary to our hard rock mining business. The strong service components accompanied with our existing service footprint provides a competitive advantage for us.

"During these tough times, our ability to provide world-class service is more critical than ever as shorter lead-times and greater responsiveness is expected by our customers and will position us to increase our capture rates for service on our installed base of equipment. At the end of the quarter we opened a new service facility in Peru that will allow us to grow our service business by being closer to our customers in the region. We will continue to invest in our global network of service facilities, add new service products and consumables and expand our market leading position in JoySmartsm services that help our customers sustainably lower their costs.

"Notwithstanding restructuring actions taken in the quarter to reduce our cost position and the acceleration of our manufacturing and service optimization plan, the further step down in our key commodity end markets, in particular with U.S. coal and global copper, has resulted in reduced production forecasts and further deferred maintenance on our installed base of equipment with our customers. We now expect sales and earnings for the year, excluding restructuring, pension settlement and acquisition related charges, to be at the low end of our previous guidance range of $3.3 billion to $3.6 billion for revenues and $2.50 to $3.00 for adjusted earnings per fully diluted share."

Quarterly Conference Call

Management will host a quarterly conference call to discuss the Company's second quarter results at 11:00 a.m. Eastern time on June 4, 2015. Interested parties can listen to the call by dialing 888-504-7966 in the United States or 719-325-2437 outside of the United States, access code #7285398, at least 15 minutes prior to the 11:00 a.m. Eastern start time of the call. A rebroadcast of the call will be available until the close of business on June 25, 2015 by dialing 888-203-1112 or 719-457-0820, access code #7285398.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://investors.joyglobal.com/events.cfm. To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call. A replay of the webcast will be available until the close of business on July 31, 2015.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in mining equipment and services for surface and underground mining.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “indicate,” “intend,” “may be,” “objective,” “plan,” “potential” “predict,” “should,” “will be,” and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from any forward-looking statement. In addition, certain market outlook information and other market statistical data contained herein is based on third party sources that we cannot independently verify, but that we believe to be reliable. Forward-looking statements contained herein are made only as to the date of this press release and we undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Important factors that could cause our actual results to differ materially from the results anticipated by the forward-looking statements include (i) risks of international operations, including currency fluctuations, (ii) risks associated with general economic conditions and cyclical economic conditions affecting the global mining industry, (iii) risks associated with acquisitions, (iv) risks associated with indebtedness, (v) risks associated with the international and U.S. commodity markets for coal, copper and other materials mined by our customers, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets and other risks, as well as the risks, uncertainties and cautionary statements set forth in our public filings with the Securities and Exchange Commission.

JOY-F

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	Quarter Ended		Six Months Ended
	May 1, 2015	May 2, 2014	May 1, 2015	May 2, 2014

Net sales	$810,523	$929,730	$1,514,396	$1,769,042
Costs and expenses:
Cost of sales	579,403	651,592	1,100,149	1,255,770
Product development, selling and administrative expenses	161,722	154,534	299,356	307,563
Other income	(900)	(2,138)	(4,113)	(5,278)
Operating income	70,298	125,742	119,004	210,987

Interest expense, net	13,272	13,848	26,229	27,668
Income before income taxes	57,026	111,894	92,775	183,319

Provision for income taxes	18,313	37,943	30,468	60,507
Net income	$38,713	$73,951	$62,307	$122,812

Basic earnings per share	$0.40	$0.74	$0.64	$1.22

Diluted earnings per share	$0.40	$0.73	$0.64	$1.20

Dividends per share	$0.20	$0.175	$0.40	$0.35

Weighted average shares outstanding:
Basic	97,416	100,346	97,482	101,071
Diluted	97,972	101,203	98,055	101,935

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	May 1, 2015	October 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$192,091	$270,191
Accounts receivable, net	923,453	1,059,709
Inventories	1,192,093	1,108,308
Other current assets	174,997	180,151
Total current assets	2,482,634	2,618,359

Property, plant and equipment, net	872,363	892,440
Other intangible assets, net	304,758	319,269
Goodwill	1,500,603	1,516,693
Deferred income taxes	68,150	70,181
Other assets	169,150	180,044
Total assets	$5,397,658	$5,596,986

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term borrowings, including current portion of long-term obligations	$21,793	$11,739
Trade accounts payable	352,743	395,945
Employee compensation and benefits	85,568	136,911
Advance payments and progress billings	329,871	285,939
Accrued warranties	58,194	67,272
Other accrued liabilities	223,791	265,600
Current liabilities of discontinued operations	11,582	11,582
Total current liabilities	1,083,542	1,174,988

Long-term obligations	1,260,499	1,269,541

Other liabilities:
Liability for postretirement benefits	19,021	19,609
Accrued pension costs	140,070	144,379
Other non-current liabilities	152,645	147,472
Total other liabilities	311,736	311,460

Shareholders' equity	2,741,881	2,840,997

Total liabilities and shareholders' equity	$5,397,658	$5,596,986

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Quarter Ended		Six Months Ended
	May 1, 2015	May 2, 2014	May 1, 2015	May 2, 2014
Operating Activities:
Net income	$38,713	$73,951	$62,307	$122,812
Depreciation and amortization	32,497	32,071	66,176	64,837
Other adjustments to continuing operations, net	27,928	4,254	39,769	12,742
Changes in working capital items attributed to continuing operations:
Accounts receivable, net	(33,024)	50,098	105,010	166,177
Inventories	(22,699)	13,869	(133,066)	(15,577)
Trade accounts payable	28,741	50,125	(36,574)	(45,992)
Advance payments and progress billings	15,429	(81,271)	57,926	9,182
Other working capital items	(16,469)	(1,261)	(108,787)	(107,506)
Net cash provided by operating activities of continuing operations	71,116	141,836	52,761	206,675
Net cash used by operating activities of discontinued operations	—	(182)	—	(115)
Net cash provided by operating activities	71,116	141,654	52,761	206,560

Investing Activities:
Property, plant, and equipment acquired	(17,537)	(17,649)	(39,795)	(44,304)
Other investing activities, net	3,434	2,079	4,331	4,139
Net cash used by investing activities	(14,103)	(15,570)	(35,464)	(40,165)

Financing Activities:
Common stock issued	2,287	4,596	2,560	6,581
Dividends paid	(19,475)	(17,524)	(38,964)	(35,374)
Treasury stock purchased	—	(7,468)	(50,000)	(129,504)
Other financing activities, net	425	(12,651)	865	(26,694)
Net cash used by financing activities	(16,763)	(33,047)	(85,539)	(184,991)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(485)	1,854	(9,858)	(1,323)

Increase (Decrease) in Cash and Cash Equivalents	39,765	94,891	(78,100)	(19,919)

Cash and Cash Equivalents at the Beginning of Period	152,326	290,899	270,191	405,709

Cash and Cash Equivalents at the End of Period	$192,091	$385,790	$192,091	$385,790

Supplemental cash flow information:
Interest paid	$15,626	$15,485	$30,724	$31,336
Income taxes paid	26,524	43,743	49,297	74,511

Depreciation and amortization by segment:
Underground	$18,524	$17,478	$37,712	$36,212
Surface	13,157	13,917	26,946	27,209
Corporate	816	676	1,518	1,416
Total depreciation and amortization	$32,497	$32,071	$66,176	$64,837

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	May 1, 2015	May 2, 2014	Change
Net Sales By Segment:
Underground	$423,939	$517,878	$(93,939)	(18)%
Surface	423,386	443,625	(20,239)	(5)%
Eliminations	(36,802)	(31,773)	(5,029)
Total Sales By Segment	$810,523	$929,730	$(119,207)	(13)%

Net Sales By Product Stream:
Service	$594,980	$656,104	$(61,124)	(9)%
Original Equipment	215,543	273,626	(58,083)	(21)%
Total Sales By Product Stream	$810,523	$929,730	$(119,207)	(13)%

Net Sales By Geography:
United States	$287,765	$268,309	$19,456	7%
Rest of World	522,758	661,421	(138,663)	(21)%
Total Sales By Geography	$810,523	$929,730	$(119,207)	(13)%

Operating Income By Segment:			% of Net Sales
Underground	$34,527	$67,532	8.1%	13.0%
Surface	56,552	82,613	13.4%	18.6%
Corporate	(12,067)	(14,203)
Eliminations	(8,714)	(10,200)
Total Operating Income	$70,298	$125,742	8.7%	13.5%

	Six Months Ended
	May 1, 2015	May 2, 2014	Change
Net Sales By Segment:
Underground	$808,602	$995,341	$(186,739)	(19)%
Surface	770,422	844,321	(73,899)	(9)%
Eliminations	(64,628)	(70,620)	5,992
Total Sales By Segment	$1,514,396	$1,769,042	$(254,646)	(14)%

Net Sales By Product Stream:
Service	$1,110,160	$1,228,977	$(118,817)	(10)%
Original Equipment	404,236	540,065	(135,829)	(25)%
Total Sales By Product Stream	$1,514,396	$1,769,042	$(254,646)	(14)%

Net Sales By Geography:
United States	$536,126	$553,886	$(17,760)	(3)%
Rest of World	978,270	1,215,156	(236,886)	(19)%
Total Sales By Geography	$1,514,396	$1,769,042	$(254,646)	(14)%

Operating Income By Segment:			% of Net Sales
Underground	$72,724	$130,138	9.0%	13.1%
Surface	85,612	128,765	11.1%	15.3%
Corporate	(24,162)	(28,425)
Eliminations	(15,170)	(19,491)
Total Operating Income	$119,004	$210,987	7.9%	11.9%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	May 1, 2015	May 2, 2014	Change
Bookings By Segment:
Underground	$437,482	$488,052	$(50,570)	(10)%
Surface	344,260	600,453	(256,193)	(43)%
Eliminations	(36,985)	(40,923)	3,938
Total Bookings By Segment	$744,757	$1,047,582	$(302,825)	(29)%

Bookings By Product Stream:
Service	$594,933	$696,992	$(102,059)	(15)%
Original Equipment	149,824	350,590	(200,766)	(57)%
Total Bookings By Product Stream	$744,757	$1,047,582	$(302,825)	(29)%

	Six Months Ended
	May 1, 2015	May 2, 2014	Change
Bookings By Segment:
Underground	$844,391	$939,103	$(94,712)	(10)%
Surface	655,058	1,033,910	(378,852)	(37)%
Eliminations	(54,543)	(64,905)	10,362
Total Bookings By Segment	$1,444,906	$1,908,108	$(463,202)	(24)%

Bookings By Product Stream:
Service	$1,119,078	$1,307,391	$(188,313)	(14)%
Original Equipment	325,828	600,717	(274,889)	(46)%
Total Bookings By Product Stream	$1,444,906	$1,908,108	$(463,202)	(24)%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Amounts as of:
	May 1, 2015	January 30, 2015	October 31, 2014	August 1, 2014
Backlog By Segment:
Underground	$765,580	$752,037	$729,791	$938,205
Surface	514,497	593,624	629,861	791,983
Eliminations	(16,184)	(16,001)	(26,269)	(45,687)
Total Backlog By Segment	$1,263,893	$1,329,660	$1,333,383	$1,684,501

Backlog By Product Stream:
Service	$568,372	$568,419	$559,454	$654,879
Original Equipment	695,521	761,241	773,929	1,029,622
Total Backlog By Product Stream	$1,263,893	$1,329,660	$1,333,383	$1,684,501

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.